Exhibit 99.1

Liberated Syndication Announces Settlement Agreement with Camac Partners

Eric Shahinian, Brad Tirpak, and an Independent Director to Join Board;
Camac Withdraws Special Meeting Request and Dismisses Nevada Litigation

PITTSBURGH, PA – October 4, 2019 – Liberated Syndication (OTCQB:LSYN) (“Libsyn” or the “Company”), a recognized leader in podcast hosting, distribution and monetization, today announced it has reached a settlement agreement with Camac Fund, LP, and its affiliates Camac Partners, LLC, Camac Capital, LLC, and Eric Shahinian, (collectively, “Camac”) which own approximately 6.7% of outstanding shares of Libsyn’s common stock. The agreement includes: the addition of new directors to Libsyn’s Board of Directors, including Eric Shahinian and Brad Tirpak (a managing director at Palm Active Partners), and at least one new independent director; Camac withdrawing its special meeting request; and Camac dismissing its pending litigation in Nevada.

“We are pleased to have reached a resolution that we believe is in the best interests of all Lisbyn shareholders,” said Chris Spencer, Liberated Syndication CEO. “We look forward to adding new directors to our Board and believe the new independent voices will complement those of our existing directors. Libsyn is performing well, as evidenced by the strong third quarter podcasting subscription growth announced yesterday, and we believe the Company is well positioned to continue executing on our strategy and enhancing shareholder value.”

 “We are pleased to reach this agreement with Libsyn that brings fresh perspectives to its Board and positions the Company for future value creation,” said Mr. Shahinian, founder and managing member of Camac. “Libsyn is a wonderful business, and we believe this agreement will drive enhanced value for all shareholders, employees and customers.”

The agreement provides for, among other things, the following:

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Board Updates: Mr. Shahinian and Mr. Tirpak have been appointed to the Board. Mr. Shahinian will chair the Compensation Committee and Strategic Review Committee and Mr. Tirpak will join the Audit Committee. Libsyn will work to identify new independent director candidates for approval by Camac, with the intention that one new independent director will promptly join the Board and its Compensation Committee in place of an existing director. Further, Libsyn’s director slate for the 2020 annual meeting will include at least one additional new independent director in lieu of an existing independent director.

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Strategic Review: Libsyn will form a Strategic Review Committee aimed at developing value-enhancing actions for all stakeholders.

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Annual Meeting Dates: Libsyn will hold its next annual meeting no later than September 15, 2020. The Company will hold its 2021 annual meeting no later than September 15, 2021.

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Voting and Standstill Agreements: Libsyn’s directors and management team will vote their respective shares in favor of the Company’s director nominees at the 2020 Annual Meeting. Camac will also vote its shares in favor of the Company’s director nominees at the 2020 Annual Meeting, unless the Board does not nominate Mr. Shahinian and Mr. Tirpak at the 2020 Annual Meeting. Camac has agreed to a customary standstill until September 1, 2020.

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Fees: Libsyn will reimburse Camac for up to $600,000 in out of pocket expenses.

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Equity Grants: Libsyn will immediately cancel an aggregate of 300,000 shares from the equity grants on April 13, 2017 associated with the Nasdaq uplisting. The shares will be equally split between Mr. Spencer and John Busshaus, the Company’s former Chief Financial Officer.

Loeb & Loeb LLP and Sherman & Howard LLP are serving as legal advisors to the Company and MacKenzie Partners, Inc. is serving as proxy advisor. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Ballard Spahr LLP are serving as legal advisors to Camac and InvestorCom, LLC is serving as proxy advisor.

About Eric Shahinian

Eric Shahinian, age 31, is the managing member of Camac Partners LLC, which he founded in 2011. Prior to founding Camac, he was an analyst at Kingstown Capital Management L.P., an investment firm, from 2009 to 2011. Mr. Shahinian was a director of Khan Resources, Inc. from 2015 to 2017, during which time the company reached a settlement with the government of Mongolia in regards to an arbitration award entered in the company’s favor and paid out a large return of capital. Mr. Shahinian has a B.S. from Babson College.

About Bradley Tirpak

Bradley M. Tirpak, age 49, is a managing director at Palm Active Partners LLC. From 2009 to 2016, Mr. Tirpak was founder and Chief Executive Officer of Locke Partners and managed various investment partnerships that focused on engaging public companies to improve corporate governance and improve stockholder returns. Earlier in his career, he worked for Credit Suisse First Boston, Caxton Associates, Sigma Capital Management and Chilton Investment Company. Mr. Tirpak is the Chairman of the Board of Full House Resorts, Inc., a casino developer and operator, and has been a director since December 2014. He previously held director positions at Flowgroup, Birner Dental Management Services, Inc., Applied Minerals, Inc. and USA Technologies, Inc. Mr. Tirpak is a trustee of the HALO Trust USA, the world’s largest humanitarian mine clearance organization which clears the debris of war in over 20 countries. Mr. Tirpak received a B.S. from Tufts University and an M.B.A from Georgetown University.

About Liberated Syndication

Liberated Syndication (“Libsyn”) is the world’s leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2018 Libsyn delivered over 5.1 billion downloads. Libsyn hosts over 5.6 million media files for more than 67,000 podcasts, including typically around 35% of the top 200 podcasts in Apple Podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world class team. Visit us on the web at https://www.libsyn.com.

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Legal Notice

“Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in this press release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. Except as required by law, we disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, those described from time to time in our filings with the Securities and Exchange Commission.

Contacts:

Investors
Art Batson
Arthur Douglas & Associates, Inc.
(407) 478-1120

Bob Marese
MacKenzie Partners, Inc.
(800) 322-2885

Media
Paul Caminiti / Nicholas Leasure / Jacqueline Zuhse
Reevemark
(212) 433-4600

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